AEW CAPITAL MANAGEMENT, L.P.
                       AEW MANAGEMENT AND ADVISORS, L.P.

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                                 CODE OF ETHICS
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This Code has been drafted to comply with the provisions of both Rule 17j-1 of the Investment Company Act of 1940 and Rule 204A-1 under the Investment Advisers Act of 1940 (the "Rules").

This is the Code of Ethics (the "Code") of AEW Capital Management, L.P. and AEW Management and Advisors, L.P. (collectively, "AEW" or the "Firm").

Things You Need to Know to Use This Code
----------------------------------------

1. Terms in boldface type have special meanings as used in this Code. To understand the Code, you need to read the definitions of these terms. The definitions are at the end of the Code.

2. To understand what parts of this Code apply to you, you need to know whether you fall into one of these categories:

                                     Access Person
                                     Investment Person
                                     Non-Access Director

The definition of "Access Person" may be somewhat confusing in the context of AEW's business as a real estate investment adviser. For our purposes, all senior officers (Vice Presidents and above) should assume that they are "Access Persons."

3. This Code has four sections:


                Part I        Applies to All Personnel
                Part II       Applies to All Access Persons
                Part III      Applies to Investment Persons
                Part IV       Definitions

NOTE: If you are an Investment Person, you are automatically an Access Person too, so you must comply with both the Access Person provisions and the Investment Person provisions.

4. There are three Reporting Forms that Access Persons have to fill out under this Code. You can get copies of the Reporting Forms from the Chief Compliance Officer.
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5. The Chief Compliance Officer has the authority to grant written waivers of the provisions of this Code in appropriate instances. However:

   o  the Firm expects that waivers will be granted only in rare instances; and

   o some provisions of the Code that are prescribed by SEC rules cannot be waived. These provisions include, but are not limited to, the requirements that Access Persons file reports and obtain pre-approval of investments in IPOs and private placements.

6. The management of the Firm and its compliance personnel will review the terms and provisions of this Code at least annually and make amendments as necessary. Any amendments to this Code will be provided to you.

7. You must acknowledge your receipt of this Code (and any amendment thereto) by returning the Form of Acknowledgement attached hereto. On an annual basis, you must complete an Annual Code of Ethics Certification.

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AEW Code of Ethics March 2006 FINAL.DOC      -2-                  Code of Ethics

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                                     PART I

                            Applies to All Personnel
                            ------------------------

A. General Principles
   ------------------

   One of the most valued assets of the Firm is the dedication, service and integrity of its employees. AEW strives to maintain the highest level of ethical business practices, which its clients expect and deserve. Exactly what constitutes an unethical business practice or a conflict of interest is both a moral and legal question. The Firm recognizes and respects each employee's right to engage in activities outside of his or her employment which are private in nature and do not in any way conflict with or reflect poorly on the Firm. Management reserves the right, however, to determine when an employee's activities represent a conflict with the Firm's interest and to take whatever action is necessary to resolve the situation.

   To this end, employees of AEW and its subsidiaries, and Non-Access Directors, may not:

      o use for their own benefit (or the benefit of anyone other than the client) information about the Firm, it clients, or the Firm's investments or recommendations for client accounts;

      o take advantage of investment opportunities that would otherwise be available for the Firm's clients;

      o misuse proprietary or privileged information or reveal confidential data to outsiders;

      o  pay, solicit or accept bribes or kickbacks; or

      o engage in any other form of conduct raising an issue regarding a possible conflict of interest with AEW or one or more of its clients.

   Also, as a matter of business policy, the Firm wants to avoid even the appearance that the Firm, its personnel or others receive any improper benefit from information about client investments or accounts, or from our relationships with our clients or with the brokerage community.

   The Firm expects all personnel to comply with the spirit of the Code, as well as the specific rules contained in the Code. Any violations must be reported promptly to the Chief Compliance Officer.

   The Firm treats violations of this Code (including violations of the spirit of the Code) very seriously. If you violate either the letter or the spirit of this Code, the

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   Firm may take disciplinary measures against you, including, without limitation, imposing penalties or fines, reducing your compensation, demoting you, requiring unwinding of the offending transaction, requiring disgorgement of gains, suspending or terminating your employment, or any combination of the foregoing.

   Improper trading activity can constitute a violation of this Code. But you can also violate this Code by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Your conduct can violate this Code even if no clients are harmed by your conduct.

   If you have any doubt or uncertainty about what this Code requires or permits, you should ask the Chief Compliance Officer. Please do not guess at the answer.

B. Compliance with the Federal Securities Laws
   -------------------------------------------

   More generally, Firm personnel (including Non-Access Directors) are required to comply with applicable federal securities laws at all times. Examples of applicable federal securities laws include:

   o the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 and the SEC rules thereunder;

   o  the Investment Advisers Act of 1940 and the SEC rules thereunder;

   o  the Investment Company Act of 1940 and the SEC rules thereunder;

   o title V of the Gramm-Leach-Bliley Act of 1999 (privacy and security of client non-public information); and

   o the Bank Secrecy Act, as it applies to mutual funds and investment advisers, and the SEC and Department of the Treasury rules thereunder.

C. Investment Advisers Act - Section 203(e)
   ----------------------------------------

   Section 203(e) of the Investment Advisers Act provides that the SEC may place limitations on the activities, functions, or operations of, suspend or revoke the registration of an investment adviser if it finds that the investment adviser, or any person associated with the investment adviser, whether prior to or subsequent to becoming so associated, has engaged in certain types of objectionable conduct. The provisions of Section 203(e) are attached to this Code. Please note that your certification as to compliance with the provisions of this Code also constitutes your representation that you have not engaged in any of the activities described in clauses (1) through (8) of
   Section 203 (e). Any conduct that may implicate your ability to provide this certification must be brought to the attention of the Chief Compliance Officer immediately.

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   If you have any questions regarding Section 203(e), you should ask the Chief
   Compliance Officer.

D. Gifts to or from Brokers, Clients or Others; Entertainment
   ----------------------------------------------------------

   As a fiduciary, AEW holds a position which requires the utmost integrity, veracity and confidence with respect to its clients. No employee of AEW should ever appear to personally profit (except through the receipt of salary and bonus) from being in a position to control the investment of client funds.

   1. Gifts
      -----

      Employees should discourage vendors, suppliers, borrowers, partners, service providers, and other third parties from making gifts to any individual within the Firm. It is suggested that employees encourage those who wish to be generous to redirect their generosity to a worthy charity. Gifts of excessive value should not be accepted. What constitutes "excessive value" needs to be viewed in light of the circumstances - common sense should prevail. In any event, employees are prohibited from receiving anything of value in excess of $250 per year from any client, borrower, partner, property manager or other third party without prior approval from the chief compliance officer.

      With respect to sending gifts to clients, potential clients, borrowers, partners, property managers and other third parties, "reasonableness" should, of course, be the watchword. Gifts to charities in the donor's name are preferred. Careful thought should be given as to whether any gift should be sent (bearing in mind the recipient may have legal or company restrictions regarding the receipt of gifts). Gifts of flowers or food that can be enjoyed by many may make sense. Employees are prohibited from giving anything of value in excess of $250 per year to any client, borrower, partner, property manager or other third party without prior approval from the chief compliance officer.

   2. Entertainment
      -------------

      The Firm's policies relative to entertainment are not intended to eliminate or discourage valuable business meetings which foster sound working relationships with firms and individuals with whom you do business. As with gifts, reasonableness should be the watchword. Entertainment, whether provided or received, should not be excessive in amount or frequency.

      "Entertainment" includes, but is not limited to: business lunches or dinners; theater tickets; tickets to sporting events; outings; golf tournaments; etc. Remember that entertainment ceases to be

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      entertainment and becomes a gift when the provider of the entertainment does not accompany the recipient of the entertainment. In other words, it may be reasonable to take a client to a sporting event. However, if you provide a client with tickets to a sporting event and you do not attend the sporting event, you have given the client a gift and that gift would be subject to the Firm's gift policies outlined above. Also, when a gift is combined with entertainment, the gift remains subject to the Firm's gift policies. For example, if a client is taken by you to a sporting event and bought a shirt or a hat, the shirt or hat would be subject to the Firm's gift policies outlined above.

   3. General
      -------

      AEW Employees are required to follow these basic "rules of thumb":

      o  Avoid even the appearance of impropriety or conflict of interest;
      o Gifts and entertainment should be reasonable in terms of frequency and value;
      o Never accept gifts, favors, entertainment, or other things of value which could influence your decision-making or make you feel beholden to a person or a firm;
      o Never offer gifts, favors, or entertainment that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to AEW;
      o Entertainment situations should be used to foster and promote business relationships with a firm; and
      o  Gifts, favors and/or entertainment should not be solicited.

      Each AEW employee, and most particularly those in a supervisory capacity, has an obligation to investigate and report potential problems to a supervisor or the Chief Compliance Officer.

E. Political Contributions
   -----------------------

   It is the policy of the firm that no employee may make a political contribution to a state or local official (or a candidate) who is able to influence the selection of AEW as an investment adviser or who has the authority to appoint any person who is able to influence the selection of AEW as an investment adviser without clearing the contribution in advance with the Chief Compliance Officer. Such contributions will generally only be permitted if the contribution is in the amount of $250 or less per election and the contribution is made to a candidate for whom the contributor can vote.

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   If you have any questions regarding this policy, please contact the Chief
   Compliance Officer.

F. Service on the Board or as an Officer of Another Company
   --------------------------------------------------------

   To avoid conflicts of interest, inside information and in light of other compliance and business issues, the Firm prohibits employees from serving as officers or members of the board of any publicly-traded entity, except with the advance written approval of the Firm. Approval must be obtained through the Chief Compliance Officer and any such approvals must be reported to the Audit Committee. The Firm can deny approval for any reason. This prohibition is not intended to apply to service as an officer or board member of any parent or subsidiary of the Firm or, subject to the principles set forth in
   Part I.A. above, of any not-for-profit, charitable foundation or organization, or other private organization or entity.

F. Restrictions on Trading in Covered Securities.
   ----------------------------------------------

   The term Covered Security is very broadly defined (see definition section at the end of this Code) and includes real estate related securities, as well as other securities (including some instruments you might not generally think of as securities - for example, options, limited partnership interests, and interests in private investment funds). The term Covered Security does not include open-end mutual funds (other than Reportable Funds), U.S. Treasuries and money market instruments.

   AEW actively trades real estate related securities, including securities issued by Real Estate Investment Trusts (REITs) and other real estate related operating companies (collectively, "Real Estate Securities").

   Set forth below are the Firm's policies relating to trading in Covered Securities, including further limitations relating to trading in Real Estate Securities and securities sold in a "limited offering", such as an initial public offering or an offering which is represented as being over-subscribed or which is limited by its terms to a fixed number of purchasers, whether or not over-subscribed, such as a private placement offered pursuant to an exemption from registration under federal or state securities laws ("Limited Offering Securities").

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1. Real Estate Securities and Limited Offering Securities.
   -------------------------------------------------------

   General Rule for all Employees:
   -------------------------------

   You and members of your Family/Household are prohibited from trading in Real Estate Securities or any Limited Offering Securities (regardless of whether or not such securities are real estate related securities), in either case without submitting a prior written request to and receiving written approval from the Chief Compliance Officer. (A copy of the Personal Trade Request Form can be obtained from the Chief Compliance Officer.) If pre-clearance is obtained, the approval is valid for the day on which it is granted and the immediately following business day. The Chief Compliance Officer may revoke a pre-clearance any time after it is granted and before you execute the transaction. The Chief Compliance Officer may deny or revoke pre-clearance for any reason.

   Rule For All Persons Involved in Trading or Recommending Securities For Client Accounts:

   Any employees of AEW who recommend or execute trades in securities for client accounts are prohibited from trading such securities for themselves or for members of their Family/Household.

2. Covered Securities (other than Real Estate Securities and Limited Offering
   --------------------------------------------------------------------------
   Securities).
   ------------

   You and members of your Family/Household are prohibited from trading in any other Covered Security if you have actual knowledge that such security is being considered for purchase or sale on a client's behalf. This prohibition applies during the entire period that the Covered Security is being considered by the Firm for purchase or sale and regardless of whether the Covered Security is actually purchased or sold for the client.

3. Exceptions.
   -----------

   The prohibitions set forth in Sections F.1. and F.2. above do not apply to the following categories of transactions:

   o Transactions in securities of collective investment vehicles for which the Firm serves as an investment adviser.

   o Transactions in Covered Securities by Firm-sponsored collective investment vehicles for which the Firm serves as investment adviser as to which you may be deemed to have Beneficial Ownership (for example, the purchase or sale by a Firm-managed hedge fund of a Covered Security would not be subject to this prohibition, even though

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      the portfolio manager of the hedge fund could be deemed to have Beneficial
      Ownership of such Covered Security).

   o Transactions in Covered Securities issued or guaranteed by any national government that is a member of the Organization for Economic Cooperation and Development, or any agency or authority thereof.

   o Transactions that occur by operation of law or under any other circumstance in which neither you nor any member of your Family/Household exercises any discretion to buy or sell or makes recommendations to a person who exercises such discretion.

   o Purchases of Covered Securities pursuant to an automatic dividend reinvestment plan.

   o Purchases pursuant to the exercise of rights issued pro rata to all holders of the class of Covered Securities and received by you (or a member of your Family/Household) from the issuer.

   o Transactions in publicly traded common stock of a company with a market capitalization of at least $10 billion (or the equivalent in foreign currency).

   NOTE: The following are not Covered Securities, and so are not subject to this prohibition: direct obligations of the U.S. Government, bankers' acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt obligations (including repurchase agreements), and shares of registered open-end investment companies that are not Reportable Funds. (See Part II, Section B for restrictions related to trading in Reportable Funds.)

G. Prohibition Against Insider Trading
   -----------------------------------

   1. Insider Trading.
      ----------------

      You and the members of your Family/Household are prohibited from engaging in, or helping others engage in, insider trading. Generally, the "insider trading" doctrine under U.S. federal securities laws prohibits any person (including investment advisers) from knowingly or recklessly breaching a duty owed by that person by:

         o  trading while in possession of material, nonpublic information;
         o  communicating ("tipping") such information to others;
         o recommending the purchase or sale of securities on the basis of such information; or

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         o  providing substantial assistance to someone who is engaged in any of the above activities.

   This means that, if you trade with respect to a particular security or issuer at a time when you know or should know that you are in possession of material nonpublic information about the issuer or security, you (and, by extension, the Firm) may be deemed to have violated the insider trading laws. Information is considered "material" if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or if it could reasonably be expected to affect the price of a company's securities. (Note that the information need not be so important that it would have changed the investor's decision to buy or sell.) Information that should be considered material includes, but is not limited to, changes in dividend policies, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems and significant new products, services or contracts. Material info rmation can also relate to events or circumstances affecting the market for a company's securities such as information that a brokerage house is about to issue a stock recommendation or that a forthcoming newspaper column will contain information that is expected to affect the market price of a security. Information is considered nonpublic until such time as it has been disseminated in a manner making it available to investors generally (e.g., through national business and financial news wire services).

2. Sanctions.
   ----------

   Insider trading violations may result in severe sanctions being imposed on the individual(s) involved and on the Firm. These could involve administrative sanctions by the Securities and Exchange Commission (the "SEC"), such as being barred from employment in the securities industry, SEC suits for disgorgement and civil penalties of, in the aggregate, up to three times the profits gained or losses avoided by the trading, private damage suits brought by persons who traded in the market at about the same time as the person who traded on inside information, and criminal prosecution which could result in substantial fines and jail sentences. As noted above, even in the absence of legal action, violation of insider trading prohibitions or failure to comply with this Code may result in termination of your employment and referral to the appropriate authorities.

3. No Fiduciary Duty to Use Inside Information.
   --------------------------------------------

   Although the Firm has a fiduciary relationship with its clients, it has no legal obligation to trade or recommend trading on the basis of information its employees know to be "inside" information. In fact, as noted above, such conduct often violates the federal securities laws.

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   If you have any doubt or uncertainty about whether any particular course of action will give rise to one or more insider trading violations, you should consult with the Chief Compliance Officer.

H. Formal Screens Procedures, Watch List and Restricted List
   ---------------------------------------------------------

   1. Formal Screens.
      ---------------

      When considering real estate investment opportunities involving public companies, employees involved in analyzing and/or underwriting such investment opportunities may, from time to time, be exposed to material, nonpublic information about such companies. In such instances, employees involved in analyzing and/or underwriting such investment opportunities should observe AEW's "Formal Screens" policies. A sample of a Formal Screen memorandum can be obtained from the Chief Compliance Officer. A Formal Screen should be implemented in connection with any transaction involving a public company where material nonpublic information will be made available to AEW employees. No employee subject to the Formal Screen (or any member of the Family/Household of such employee) may trade in the securities or other instruments of the public company for their own account.

      Companies with respect to which Formal Screens have been implemented will be placed on a "watch list" maintained by the Chief Compliance Officer. The Watch List is a confidential list of companies that is maintained in the possession of the Chief Compliance Officer.

      AEW expects each employee who may, from time to time, be exposed to material, nonpublic information to treat such information as confidential and to avoid disclosing such information to any other person, except on a need to know basis. Particular attention must be given to preventing dissemination of material, nonpublic information to those employees who are involved in trading securities of public companies (the "Securities Group"). If the Securities Group is exposed to material, nonpublic information about a particular issuer, the Securities Group may be precluded from trading such issuer's securities until such information either becomes public or is no longer material.

      As noted above, AEW employees are precluded from trading in securities of an issuer while in possession of material, nonpublic information about that issuer.

   2. Restricted List.
      ----------------

      As noted above, AEW is part of a large organization where there are a number of firms under common control. From time to time, it may be

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      necessary to place securities on a "restricted list". When a company is placed on the Restricted List, no member or employee of the Firm or any of its affiliates (or any member of the Family/Household of such member or employee) may trade in the securities or other instruments of the company, either for their own account or for the account of any of the funds or clients of the Firm, absent authorization from the Chief Compliance Officer, until that company is removed from the Restricted List. In addition, no member or employee of the Firm or any of its affiliates (or any member of the Family/Household of such member or employee) may recommend trading in such company, or otherwise disclose material nonpublic information, to anyone.

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                                    PART II

                         Applies to All Access Persons
                         -----------------------------

A. Reporting Requirements
   ----------------------

   One of the most complicated parts of complying with this Code is understanding what holdings, transactions and accounts you must report and what accounts are subject to trading restrictions. For example, accounts of certain members of your family and household are covered, as are certain categories of trust accounts, certain investment pools in which you might participate, and certain accounts that others may be managing for you. To be sure you understand what holdings, transactions and accounts are covered, it is essential that you carefully review the definitions of Covered Security, Family/Household and Beneficial Ownership in the "Definitions" section at the end of this Code. Please note that the term Covered Security generally includes all securities, except open-end mutual funds (other than Reportable Funds), U.S. Treasuries and money market instruments. Accordingly, the reporting requirements described below are not limited to Real Estate Securities.

   You must file the reports described below, even if you have no holdings, transactions or accounts to list in the reports.

   Copies of all reporting forms may be obtained from the Chief Compliance Officer.

   1. Initial Holdings Reports. No later than 10 calendar days after you become an Access Person, you must file with the Chief Compliance Officer an Initial Holdings Report.

      The Initial Holdings Report requires you to list all Covered Securities (including title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of shares and principal amount) in which you (or members of your Family/Household) have Beneficial Ownership. It also requires you to list all brokers, dealers and banks where you maintained an account in which any securities (not just Covered Securities) were held for the direct or indirect benefit of you or a member of your Family/Household on the date you became an employee or other Access Person. The information contained in the report must be current as of a date no more than 45 days prior to the date you became an Access Person.

      The Initial Holdings Report also requires you to confirm that you have read and understand this Code, that you understand that it applies to you and members of your Family/Household, and, if applicable, that you

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      understand that you are an Access Person and/or an Investment Person under the Code.

   2. Quarterly Transaction Reports. No later than 30 calendar days after the end of March, June, September and December each year, you must file with the Chief Compliance Officer a Quarterly Transaction Report.

      The Quarterly Transaction Report requires you to list all transactions during the most recent calendar quarter in Covered Securities (including the date of the transaction, the title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of shares and principal amount) in which you (or a member of your Family/Household) had Beneficial Ownership. It also requires you to report the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition), the price of the security at which the transaction was effected and the name of the broker, dealer or bank with or through which the transaction was effected.

      EXCEPTION: An Access Person need not report transactions effected pursuant to an automatic investment plan. An "automatic investment plan" means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

      Note: As an alternative to providing the Quarterly Transaction Report outlined above, an Access Person may provide broker trade confirmations or account statements that contain all of the information that would be included in the reports, provided that such trade confirmations or account statements are received by the Firm no later than 30 days after the end of the applicable calendar quarter. If an Access Person chooses to rely on this exemption, the Access Person will nonetheless be required to provide a quarterly certification that no transactions that would be required to be reported by such person were effected during the quarter except through accounts as to which such person has arranged for duplicate confirmation to be furnished to the Firm.

   3. Annual Holdings Reports. Within 45 days following the close of each calendar year, you must file with the Chief Compliance Officer an Annual Holdings Report.

      The Annual Holdings Report requires you to list all Covered Securities (including title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of shares and principal amount) in which you (or a member of your Family/Household) had Beneficial Ownership as of December 31 of the

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      prior year. It also requires you to list all brokers, dealers and banks where you or a member of your Family/Household maintained an account in which any securities (not just Covered Securities) were held for the direct or indirect benefit of you or a member of your Family/Household on December 31 of the prior year.

      The Annual Holdings Report also requires you to confirm that you have read and understand this Code and have complied with its requirements (including the Section 203(e) disclosure/certification requirements described in Part I.C.), that you understand that it applies to you and members of your Family/Household, and that you understand, if applicable, that you are an Access Person and/ or an Investment Person under the Code.

B. Special Provisions Regarding Reportable Funds
   ---------------------------------------------
   1. Reportable Funds.
      -----------------

      Reportable Funds are mutual funds for which the Firm or one of its affiliated companies serves as an investment adviser, sub-adviser or principal underwriter. Reportable Funds are included within the definition of Covered Securities. Purchases or sales of shares of Reportable Funds by Firm personnel and members of their Family/Household are subject to special scrutiny, because of the fiduciary duty that our Firm or its affiliates owe to the mutual funds which they advise, sub-advise or distribute. For personnel of a firm like ours that is part of a large organization where there are a number of firms under common control that advise, sub-advise or distribute mutual funds, the universe of Reportable Funds is large. The Chief Compliance Officer maintains a list of the mutual funds that are classified as Reportable Funds.

2. Prohibition on Short-Term Trading in Reportable Funds.
   ------------------------------------------------------

      Neither you nor any member of your Family/Household may purchase and sell, or sell and purchase, shares of any Reportable Fund within any period of 30 calendar days. This prohibition applies to shares of Reportable Funds held in 401(k) plan accounts, as well as in other accounts in which you or a member of your Family/Household has Beneficial Ownership. Note that an exchange of shares counts as a sale of shares for purposes of this prohibition.

      This prohibition does not apply to the following categories of transactions:

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AEW Code of Ethics March 2006 FINAL.DOC      -15-                 Code of Ethics

      o Transactions under automatic investment or withdrawal plans, including automatic 401(k) plan investments, and transactions under a Reportable Fund's dividend reinvestment plan.

         o For example, if you have established an automatic investment plan under which regular monthly investments are automatically made in a Reportable Fund, that investment will not be considered to begin or end a 30-day holding period.

      o Transactions that occur by operation of law or under any other circumstance in which neither you nor any member of your Family/Household exercises any discretion to buy or sell or makes recommendations to a person who exercises such discretion.

      Note that, in applying the prohibition on short-term trading in Reportable Funds, the Firm may take account of all purchase and sale transactions in a Reportable Fund, even if the transactions were made in different accounts. For example, a purchase of shares of a Reportable Fund in a brokerage account, followed within 30 days by an exchange out of the same Reportable Fund in your 401(k) account, will be treated as a violation.

      In applying the 30-day holding period, the most recent purchase (or sale) will be measured against the sale (or purchase) in question. (That is, a last-in, first-out analysis will apply.) Also, if fewer than 30 days have elapsed since a purchase (or sale), no shares of that Reportable Fund may be sold (or purchased). That is, a violation will be deemed to have occurred even if the number of shares or the dollar value of the second trade was different from the number of shares or dollar value of the first trade.

3. Short-Term Trading of Covered Securities Other than Reportable Funds.
   ---------------------------------------------------------------------

      While the Firm does not expressly prohibit short-term trading in Covered Securities other than Reportable Funds by you or any member of your Family/Household, the Firm strongly discourages such activity.

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AEW Code of Ethics March 2006 FINAL.DOC      -16-                 Code of Ethics

                                    PART III

                       Applies to all Investment Persons
                       ---------------------------------

                   Prohibition on Trading Securities Eligible
                   ------------------------------------------
                        for Purchase by Client Accounts
                        -------------------------------

As noted in Part 1, Section E.1, above, any employees of AEW who recommend or execute trades in securities for client accounts are prohibited from trading such securities for themselves or for members of their Family/Household. This policy is designed to prevent "front running" and various other activities that create conflicts with the interests of the Firm's clients.

The prohibition above does not apply to the following categories of transactions:

   o Transactions in securities of collective investment vehicles for which the Firm serves as the investment adviser.

   o Transactions in Covered Securities by Firm-sponsored collective investment vehicles for which the Firm serves as investment adviser as to which the Investment Person may be deemed to have Beneficial Ownership.

   o Transactions that occur by operation of law or under any other circumstance in which neither the Investment Person nor any member of his or her Family/Household exercises any discretion to buy or sell or makes recommendations to a person who exercises such discretion.

   o Purchases of Covered Securities pursuant to an automatic dividend reinvestment plan.

   o Purchases pursuant to the exercise of rights issued pro rata to all holders of the class of Covered Securities and received by the Investment Person (or Family/Household member) from the issuer.

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AEW Code of Ethics March 2006 FINAL.DOC      -17-                 Code of Ethics

                                    PART IV

                                  Definitions
                                  -----------

           These terms have special meanings in this Code of Ethics:

                           o  Access Person
                           o  Beneficial Ownership
                           o  Chief Compliance Officer
                           o  Covered Security
                           o  Family/Household
                           o  Investment Person
                           o  Limited Offering Securities
                           o  Non-Access Directors
                           o  Real Estate Securities
                           o  Reportable Fund

The special meanings of these terms as used in this Code of Ethics are explained below. Some of these terms (such as "beneficial ownership") are sometimes used in other contexts, not related to Codes of Ethics, where they have different meanings. For example, "beneficial ownership" has a different meaning in this Code of Ethics than it does in the SEC's rules for proxy statement disclosure of corporate directors' and officers' stockholdings, or in determining whether an investor has to file 13D or 13G reports with the SEC.

IMPORTANT: If you have any doubt or question about whether an investment, account or person is covered by any of these definitions, ask the Chief Compliance Officer. Please do not guess at the answer.

   o  Access Person
      -------------

      The term "Access Person" includes:

         o Every member of the Firm's board (for a partnership, every general partner of the Firm or, if there is a corporate general partner, every member of the board of the Firm's general partner) other than Non-Access Directors;

         o  Every officer of the Firm;

         o Every employee of the Firm (or of any company that directly or indirectly has a 25% or greater interest in the Firm) who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a Covered Security for any client account, or whose functions relate to the making of any recommendations with respect to purchases and sales;

--------------------------------------------------------------------------------
AEW Code of Ethics March 2006 FINAL.DOC      -18-                 Code of Ethics

         o Every director, officer or general partner of any company that directly or indirectly has a 25% or greater interest in the Firm who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a Covered Security for any client account, or whose functions relate to the making of any recommendations with respect to purchases and sales; and

         o Every other person (whether or not an employee of the Firm) who is subject to the Firm's supervision and control who has access to nonpublic information regarding any client's purchase or sale of securities or nonpublic information regarding the portfolio holdings of any Reportable Fund or who is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic.

   o  Beneficial Ownership
      --------------------

      "Beneficial Ownership" means any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities. It also includes transactions over which you exercise investment discretion (other than for a client of the Firm), even if you don't share in the profits.

      Beneficial Ownership is a very broad concept. Some examples of forms of Beneficial Ownership include:

         o Securities held in a person's own name, or that are held for the person's benefit in nominee, custodial or "street name" accounts.

         o Securities owned by or for a partnership in which the person is a general partner (whether the ownership is under the name of that partner, another partner or the partnership or through a nominee, custodial or "street name" account).

         o Securities that are being managed for a person's benefit on a discretionary basis by an investment adviser, broker, bank, trust company or other manager, unless the securities are held in a "blind trust" or similar arrangement under which the person is prohibited by contract from communicating with the manager of the account and the manager is prohibited from disclosing to the person what investments are held in the account. (Just putting securities into a discretionary account is not enough to remove them from a person's Beneficial Ownership. This is because, unless the account is a "blind trust" or similar arrangement, the owner of the account can still communicate with the manager about the account and potentially influence the manager's investment decisions.)

         o  Securities in a person's individual retirement account.

--------------------------------------------------------------------------------
AEW Code of Ethics March 2006 FINAL.DOC      -19-                 Code of Ethics

         o Securities in a person's account in a 401(k) or similar retirement plan, even if the person has chosen to give someone else investment discretion over the account.

         o Securities owned by a trust of which the person is either a trustee or a beneficiary.

         o Securities owned by a corporation, partnership or other entity that the person controls (whether the ownership is under the name of that person, under the name of the entity or through a nominee, custodial or "street name" account).

         o Securities owned by an investment club in which the person participates.

   This is not a complete list of the forms of ownership that could constitute Beneficial Ownership for purposes of this Code. You should ask the Chief Compliance Officer if you have any questions or doubts at all about whether you or a member of your Family/Household would be considered to have Beneficial Ownership in any particular situation.

o  Chief Compliance Officer
   ------------------------

   The Firm's Chief Compliance Officer is James J. Finnegan, or another person that he designates to perform the functions of Chief Compliance Officer when he is not available. For purposes of reviewing the Chief Compliance Officer's own transactions and reports under this Code, the functions of the Chief Compliance Officer are performed by William J. Albanese.

o  Covered Security
   ----------------

   "Covered Security" means anything that is considered a "security" under the Investment Company Act of 1940 or the Investment Advisers Act of 1940, except:

      o  Direct obligations of the U.S. Government.

      o Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt obligations, including repurchase agreements.

      o Shares of open-end investment companies that are registered under the Investment Company Act (mutual funds) other than Reportable Funds.

      o  Shares issued by money market funds.

   This is a very broad definition of security. It includes most kinds of investment instruments, including things that you might not ordinarily think of as "securities", such as:

--------------------------------------------------------------------------------
AEW Code of Ethics March 2006 FINAL.DOC      -20-                 Code of Ethics

      o  options on securities, on indexes and on currencies.

      o  investments in all kinds of limited partnerships.

      o  investments in foreign unit trusts and foreign mutual funds.

      o investments in exchange traded funds, including open-end exchange traded funds.

      o investments in private investment funds and hedge funds (note that investments in private investment funds and hedge funds advised by the Firm are not subject to the prohibitions and preclearance requirements set forth in Sections B, 1 and 2 of Part II or the prohibition set forth in Part III of this Code).

   If you have any question or doubt about whether an investment is a considered a security or a Covered Security under this Code, ask the Chief Compliance Officer.

o  Family/Household
   ----------------

   Members of your "Family/Household" include:

      o your spouse or domestic partner (unless they do not live in the same household as you and you do not contribute in any way to their support);

      o  your children under the age of 18;

      o your children who are 18 or older (unless they do not live in the same household as you and you do not contribute in any way to their support); and

      o any of the following people who live in your household: your stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, including adoptive relationships.

   There are a number of reasons why this Code covers transactions in which members of your Family/Household have Beneficial Ownership. First, the SEC regards any benefit to a person that you help support financially as indirectly benefiting you, because it could reduce the amount that you might otherwise contribute to that person's support. Second, members of your household could, in some circumstances, learn of information regarding the Firm's trading or recommendations for client accounts, and must not be allowed to benefit from that information.

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AEW Code of Ethics March 2006 FINAL.DOC      -21-                 Code of Ethics

o  Investment Person
   -----------------

   The term "Investment Person" means any employee of the Firm (or of any company that directly or indirectly has a 25% or greater interest in the
   Firm) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of any securities (even if they're not Covered Securities) for any client account, or whose functions relate to the making of any recommendations with respect to purchases and sales; and any natural person who directly or indirectly has a 25% or greater interest in the Firm and obtains information concerning recommendations made to any client of the Firm regarding the purchase or sale of any securities (even if they're not Covered Securities) by the client.

o  Limited Offering Securities
   ---------------------------

   The term "Limited Offering Securities" include securities sold in a limited offering, such as an initial public offering or an offering which is represented as being over-subscribed or which is limited by its terms to a fixed number of purchasers, whether or not over-subscribed, or is offered pursuant to an exemption from registration under federal or state securities laws.

o  Non-Access Director
   -------------------

   The term "Non-Access Director" means any person who is a director of the Firm's corporate general partner but who is not an officer or employee of the Firm or of such corporate general partner and who meets all of the following conditions:

      o He or she, in connection with his or her regular functions or duties, does not make, participate in or obtain information regarding the purchase or sale of Covered Securities by a registered investment company, and whose functions do not relate to the making of recommendations with respect to such purchases or sales;
      o He or she does not have access to nonpublic information regarding any Firm clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund; and
      o He or she in not involved in making securities recommendations to Firm clients, and does not have access to such recommendations that are nonpublic.

         NOTE: Non-Access Directors are subject to only the following provisions of this Code: Parts I.A., I.B, I.C. and I.G, and the requirement to complete the Form of Acknowledgement regarding the Code and any amendments thereto.

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AEW Code of Ethics March 2006 FINAL.DOC      -22-                 Code of Ethics

o  Real Estate Securities
   ----------------------

   The term "Real Estate Securities" means securities issued by Real Estate Investment Trusts (REITs) and other real estate related operating companies, such as hotel companies, golf course operators, etc. If you have any question or doubt about whether a security is a Real Estate Related Security, ask the Chief Compliance Officer.

o  Reportable Fund
   ---------------

   The term "Reportable Fund" means any investment companies (other than money market funds) that are registered under the Investment Company Act or any exchange traded funds for which the Firm serves as an investment adviser or whose investment adviser or principal underwriter controls the Firm, is controlled by the Firm, or is under common control with the Firm. A Reportable Fund includes registered investment companies and exchange traded funds that are sub-advised by the Firm or its affiliates.

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AEW Code of Ethics March 2006 FINAL.DOC      -23-                 Code of Ethics

                                 Acknowledgment

     I have received the Code of Ethics (the "Code") of AEW Capital Management, L.P. and AEW Management and Advisors, L.P. (collectively, "AEW") and have read and understand the Sections applicable to my position with AEW.

     I understand that I am responsible for, and I certify that I have, to date, complied and will continue to comply with, the policies and procedures in the Code. I understand that any violation of such policies and procedures may lead to sanctions, including dismissal.




________________________________               _____________________________
Signature                                      Date




________________________________
Printed Name

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AEW Code of Ethics March 2006 FINAL.DOC      -24-                 Code of Ethics

                                   Attachment
                                   ----------

SECTION 203(e) OF THE INVESTMENT ADVISERS ACT OF 1940

(e) The Commission, by order, shall censure, place limitations on the activities, functions, or operations of, suspend for a period not exceeding 12 months, or revoke the registration of any investment adviser if it finds, on the record after notice and opportunity for hearing, that such censure, placing of limitations, suspension, or revocation is in the public interest and that such investment adviser, or any person associated with such investment adviser, whether prior to or subsequent to becoming so associated:

     (1) Has willfully made or caused to be made in any application for registration or report required to be filed with the Commission under this title, or in any proceeding before the Commission with respect to registration, any statement which was at the time and in light of the circumstances under which it was made false or misleading with respect to any material fact, or has omitted to state in any such application or report any material fact which is required to be stated therein.

     (2) Has been convicted within ten years preceding the filing of any application for registration or at any time thereafter of any felony or misdemeanor or of a substantially equivalent crime by a foreign court of competent jurisdiction which the Commission finds:

          (A) Involves the purchase or sale of any security, the taking of a false oath, the making of a false report, bribery, perjury, burglary, any substantially equivalent activity however denominated by the laws of the relevant foreign government, or conspiracy to commit any such offense;

          (B) Arises out of the conduct of business of a broker, dealer, municipal securities dealer, investment adviser, bank, insurance company, government securities broker, government securities dealer, fiduciary transfer agent, foreign person performing a function substantially equivalent to any of the above, or entity or person required to be registered under the Commodity Exchange Act or any substantially equivalent statute or regulation;

          (C) Involves the larceny, theft, robbery, extortion, forgery, counterfeiting, fraudulent concealment, embezzlement, fraudulent conversion, or misappropriation of funds or securities; or substantially equivalent activity however denominated by the laws of the relevant foreign government; or

          (D) Involves the violation of Section 152, 1341, 1342, or 1343 or Chapter 25 or 47 of Title 18, United States Code, or a violation of any substantially equivalent foreign statute.

     (3) Has been convicted during the 10-year period preceding the date of the filing of any application for registration, or at any time thereafter, of

          (A) any crime that is punishable by imprisonment for one or more years, and that is not described in paragraph (2); or

          (B) a substantially equivalent crime by a foreign court of competent jurisdiction.

     (4) Is permanently or temporarily enjoined by order, judgment, or decree of any court of competent jurisdiction, including any foreign court of competent jurisdiction, from acting as an investment adviser, underwriter, broker, dealer, municipal securities dealer, government securities broker, government securities dealer, transfer agent, foreign person performing a function substantially equivalent to any of the above, or entity or person required to be registered under the Commodity Exchange Act or any substantially equivalent statute or regulation, or as an affiliated person or employee of any investment company, bank, insurance company, foreign entity substantially equivalent to any of the above, or entity or person to be registered under the Commodity Exchange Act or any substantially equivalent statute or regulation, or from engaging in or continuing any conduct or practice in connection with any such activity, or in connection with the purchase or sale of any security.

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AEW Code of Ethics March 2006 FINAL.DOC      -25-                 Code of Ethics

     (5) Has willfully violated any provision of the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, this title, the Commodity Exchange Act, or the rules or regulations under any such statutes or any rule of the Municipal Securities Rulemaking Board, or is unable to comply with any such provision.

     (6) Has willfully aided, abetted, counseled, commanded, induced, or procured the violation by any other person of any provision of the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, this title, the Commodity Exchange Act, the rules or regulations under any such statutes, or the rules of the Municipal Securities Rulemaking Board, or has failed reasonably to supervise, with a view to preventing violations of the provisions of such statutes, rules, and regulations, another person who commits such a violation, if such other person is subject to his supervision. For the purposes of this paragraph no person shall be deemed to have failed reasonably to supervise any person, if:

          (A) There have been established procedures, and a system for applying such procedures, which would reasonably be expected to prevent and detect, insofar as practicable, any such violation by such other person, and

          (B) Such person has reasonably discharged the duties and obligations incumbent upon him by reason of such procedures and system without reasonable cause to believe that such procedures and system were not being complied with.

     (7) Is subject to an order of the Commission entered pursuant to subsection (f) of this section barring or suspending the right of such person to be associated with an investment adviser which order is in effect with respect to such person.

     (8)  Has been found by a foreign financial regulatory authority to have:

          (A) Made or caused to be made in any application for registration or report required to be filed with a foreign securities authority, or in any proceeding before a foreign securities authority with respect to registration, any statement that was at the time and in light of the circumstances under which it was made false or misleading with respect to any material fact, or has omitted to state in any application or report to a foreign securities authority any material fact that is required to be stated therein:

          (B) Violated any foreign statute or regulation regarding transactions in securities or contracts of sale of a commodity for future delivery traded or subject to the rules of a contract market or any board of trade;

          (C) Aided, abetted, counseled, commanded, induced, or procured the violation by any other person of any foreign statute or regulation regarding transactions in securities or contracts of sale of a commodity for future delivery traded on or subject to the rules of a contract market or any board of trade, or has been found, by the foreign financial regulatory authority to have failed reasonably to supervise, with a view to preventing violations of statutory provisions, and rules and regulations promulgated thereunder, another person who commits such a violation, if such other person is subject to his supervision.

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AEW Code of Ethics March 2006 FINAL.DOC      -26-                 Code of Ethics